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                                                                   EXHIBIT 99.1





CONTACT:          Tadd McVay                            Robert Mead
                  MedPartners, Inc.                     Gavin Anderson & Co.
                  Birmingham: 205-982-4265              New York: 212-373-0226


  MEDPARTNERS ANNOUNCES DEFINITIVE AGREEMENT FOR SALE OF TEAM HEALTH OPERATION
               Also Announces Closing of Government Services Sale


Birmingham, Ala - Jan 27, 1999 - MedPartners, Inc (NYSE:MDM) announced today that it has entered into a definitive agreement for the sale of its hospital-based physician business, Team Health, to an affiliate of Madison Dearborn Partners, Cornerstone Equity Investors, L.L.C., Beecken Petty & Company, L.L.C. and Team Health's current management team in a recapitalization transaction. In connection with the recapitalization, MedPartners expects to receive cash proceeds of approximately $335 million, before payment of transaction costs and other expenses including insurance coverage for prior medical malpractice liabilities, and will retain approximately 7.3% of the equity of the recapitalized company. The transaction is subject to customary closing conditions, including the completion of financing, and is expected to close by the end of March 1999.

MedPartners' Contracts Division, which was put up for sale as part of the Company's recent shift in strategic focus, was comprised of the Team Health and Government Services businesses. MedPartners announced in December 1998 that it had signed a definitive agreement to sell the Government Services operations to America Service Group, Inc. (NASD: ASGR) for approximately $67 million in cash, and today confirmed that the Government Services transaction closed on January 26, 1999.

"The agreement on Team Health and the successful completion of the Government Services transaction are major steps toward full divestment of our Contracts Division," said Mac
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Crawford, Chairman and CEO of MedPartners, Inc. "We are pleased with the anticipated net proceeds we are receiving for the division's two businesses, and as originally envisioned these funds will be used to pay down a substantial portion of MedPartners' debt." Mr. Crawford added, "Today's announcement is a further demonstration of our ability to implement our strategy of focusing on our Pharmacy Group, Caremark, while divesting our non-core assets. Our divestiture efforts going forward will be concentrated on our PPM holdings."

Team Health is the nation's largest provider of outsourced medical staffing and administrative services to hospitals and clinics in the United States with 385 hospital and clinic contracts in 31 states. The company provides services through over six million patient encounters each year in Emergency Medicine, Radiology, Inpatient Care, Pediatrics, and other hospital departments. Team Health will maintain its regional operating structure with senior physician leaders managing their affiliate operating units. The corporate offices will remain in Knoxville, TN, along with the current management team. Team Health will continue to be lead by Lynn Massingale, M.D., President and CEO. Massingale will also join the newly privatized company's Board of Directors.

"Team Health is a well run company with a solid management team," said Dana O'Brien, Cornerstone Equity Investors. Tim Sullivan of Madison Dearborn added, "We believe managements' vision and commitment to meet the increasing demand for outsourcing medical and administrative services will produce significant growth during the next decade."

Madison Dearborn Partners, Inc. is a private equity firm that focuses on the investments in private, middle-market companies, primarily in the healthcare services, communications, natural resources, consumer, financial services and industrial sectors. The funds for Madison Dearborn's investment in Team Health will come from its second private equity fund, Madison Dearborn Capital Partners II, L.P., a fund with $925 million of committed capital.

Cornerstone Equity Investors, LLC is a private equity firm that specializes in investments in middle-market companies, primarily in the healthcare services, business services, consumer and
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technology industries. The funds for Conerstone Equity's investment in Team
Health will come from its fourth private equity fund, Cornerstone Equity Investors IV, L.P., a fund with $555 million of committed capital.

Beecken Petty & Company LLC is a private equity firm that focuses exclusively on the healthcare services industry. Beecken Petty manages Healthcare Equity Partners, L.P., a fund with $150 million of committed capital.

In November 1998, MedPartners, Inc. announced its strategy to separate from its physician practice management division to focus on its pharmacy benefits management (PBM) division, Caremark. Caremark is a national leader in providing innovative pharmaceutical solutions and therapeutic pharmaceutical services to corporations, managed care organizations, insurance companies, government agencies and unions through a network of over 53,000 affiliated pharmacies, mail-order distribution centers and home delivery methods. In the first nine months of 1998, Caremark filled over 32 million prescriptions.

Certain statements contained in this press release constitute forward-looking statements contemplated under the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties. A discussion of a number of important factors and assumptions regarding these statements and risks involved is contained in the Company's most recent filings with the Securities and Exchange Commission and also in the Company's Quarterly report filed with the Securities and Exchange Commission on November 16, 1998.



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